Exhibit 10.1

July 17, 2006

Mr. Paul E. Martin
1142 Greystone Manor Parkway
Chesterfield, Missouri 63005

Dear Paul,

We are very pleased that you are interested in joining the team at Perficient, Inc. (the “Company”). It is an exciting time for the Company and we think you will be an outstanding member of our leadership team.

This letter constitutes the Company’s offer of employment for the position of Chief Financial Officer, reporting jointly to me (Jeff Davis) and Jack McDonald, CEO and Chairman.

Your full-time base salary will be $215,000 per year, payable pursuant to the Company’s normal payroll procedures in place from time to time. Your base salary will be reviewed and subject to adjustment on an annual basis pursuant to the Company’s compensation policies as in effect from time to time.

In addition to your base salary, you will be eligible to participate in the Company’s annual incentive plan. Under this plan, your targeted cash bonus will be 40 percent of your base salary assuming the Company meets its performance goals. An additional bonus opportunity may exist if the Company exceeds it’s goals. The actual earned annual cash incentive, if any, payable to you for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Company are achieved and will be decreased or increased for under or over performance.

You will be eligible for severance compensation if you are terminated by the Company without cause at any time after you have completed 270 days of service with Perficient, Inc. The severance amount, following 270 days of service, will be equal to six months of base salary. After 450 days of service with Perficient, Inc., the severance amount will be equal to 12 months of base salary. Severance will not be paid if you are terminated by the Company for cause or you voluntarily terminate your services with the Company for any reason. For purposes of this offer letter, “cause” shall have the same meaning as defined in the CEO’s employment agreement, as amended from time to time. In addition, you will be eligible for severance compensation if you are terminated without cause up to one year following a change of control (as defined in the 1999 Perficient Stock Options/Stock Issuance Stock Plan). If the change of control occurs within the first 270 days of service with Perficient Inc., the severance amount will be equal to six months of base salary. After 270 days of service with Perficient, Inc., the severance amount will be 12 months of base salary.

We are also pleased to offer you a Perficient, Inc. restricted stock grant of 50,000 shares of the Company’s common stock, subject to approval by the Board of Directors of the Company or its Compensation Committee. The grant date will be the date the Board/Compensation Committee approves the grant and the restricted stock grant agreement related thereto (the “Restricted Stock Grant Agreement”). The Restricted Stock Grant Agreement shall include a vesting schedule as follows (all percentages are cumulative): 1st Anniversary of Service - 5% of grant will be vested, 2nd Anniversary of Service - 15% of grant will be vested, 3rd Anniversary of Service - 40% of grant will be vested. 4th Anniversary of Service - 65% of grant will be vested, 5th Anniversary of Service - 100% of shares granted will be vested. In addition, you will be eligible to participate in periodic restricted stock grants approved by the Board/Compensation Committee. Your level of participation will be primarily dependent on your level of performance and contribution to the Company.

Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Assignment Agreement, a copy of which is attached with this letter (the “PIIA Agreement”). As set forth in the PIIA Agreement, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. The “at will” nature of our employment may only be changed in an express written agreement signed by you and either the President or CEO of the Company. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company or in hiring any employees of the Company.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

This letter, together with the PIIA Agreement and the Restricted Stock Grant Agreement, contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. In the event of any conflict between this letter and the PIIA Agreement or the Restricted Stock Grant Agreement, those agreements shall control. This letter agreement may not be amended or modified except by an express written agreement signed by you and either the President or CEO of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Texas law.

We hope that you find the foregoing terms acceptable. If so, you may indicate your agreement with these terms and accept this offer by signing and dating this letter in the space provided below and the PIIA Agreement and returning both to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on July 21, 2006.

Paul, I look forward to working with you and, together, driving the growth and success of the Company. If you have any questions regarding this employment offer, please contact me at (314) 995-8811.

Sincerely,

/s/ Jeffrey Davis

Jeffrey Davis
President and Chief Operating Officer
Perficient, Inc.

AGREED TO AND ACCEPTED BY:

/s/ Paul E. Martin
Paul E. Martin

Dated: July 20, 2006